Exhibit 10.1
ELEVENTH AMENDMENT TO
CONTRACT FOR PURCHASE AND SALE OF REAL ESTATE

(Sky Ranch)

THIS ELEVENTH AMENDMENT TO CONTRACT FOR PURCHASE AND SALE OF REAL ESTATE (this “Amendment”) is made as of November 10, 2017 (“Effective Date”), by and between PCY HOLDINGS, LLC, a Colorado limited liability company (“Seller”), and RICHMOND AMERICAN HOMES OF COLORADO, INC., a Delaware corporation (“Purchaser”). Seller and Purchaser may be referred to collectively as the “Parties.”

R E C I T A L S

A. Seller and Purchaser previously entered into a Contract for Purchase and Sale of Real Estate effectively dated June 27, 2017 (as amended, the “Contract”) for approximately 190 platted single-family detached residential lots in the Sky Ranch master planned residential community in the County of Arapahoe, State of Colorado.

B. Purchaser and Seller now desire to amend the terms and conditions of the Contract as set forth below. Capitalized terms used but not otherwise defined in this Amendment will have the same meanings given to such terms in the Contract.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

1. Recitals. The recitals set forth above are true and correct and are incorporated herein in their entirety by this reference.

2. Continuation Notice. Upon mutual execution hereof by both Seller and Purchaser, this Amendment shall constitute Purchaser’s Continuation Notice as defined in Section 10(a) of the Contract.

3. Identification of Lots. The Takedown 1 Lots and Takedown 2 Lots are identified on Schedule 1, attached hereto and incorporated herein by reference.

4. Building Envelope Depth. The second sentence in Section 5(a)(ii) of the Contract is hereby amended to provide that the Final Subdivision Documents shall allow for a building envelope depth for each Lot that is not less than seventy (70) feet (after taking into consideration applicable setbacks).

5. Final Approval of Entitlements.

a. The fifth and sixth sentences in Section 5(a)(ii) of the Contract are hereby deleted in their entirety and replaced with the following: “In the event Seller is unable to obtain Final Approval of the Entitlements for the Takedown 1 Lots on or before nine (9) months after expiration of the Due Diligence Period (or any extensions thereof) then Seller or Purchaser, in their discretion, shall have the right to extend the date for obtaining such Final Approval for a period not to exceed six (6) months. If Seller or Purchaser extends the time period for obtaining such Final Approval for the Takedown 1 Lots, then during such extended time period, Seller shall continue to use commercially reasonable efforts to obtain Final Approval of such Entitlements, and failing which, Seller shall not be in default of its obligations under this Contract, but Purchaser may as it sole remedy hereunder terminate this Contract as to such Takedown and any remaining Takedowns by written notice to Seller, delivered within ten (10) business days after the end of the time period as extended for obtaining such Final Approval, in which case each party shall thereupon be relieved of all further obligations and liabilities under this Contract, except as otherwise provided herein, and the Deposit shall be returned to Purchaser.”

b. The eighth sentence in Section 5(a)(ii) of the Contract is hereby deleted in its entirety and replaced with the following: “In the event Seller is unable to obtain Final Approval of the Entitlements for the Takedown 2 Lots on or before nine (9) months after the First Closing, then Seller or Purchaser, in their discretion, shall have the right to extend the date for obtaining such Final Approval for a period not to exceed six (6) months. If Seller or Purchaser extends the time period for obtaining such Final Approval for the Takedown 2 Lots, then during such extended time period, Seller shall continue to use commercially reasonable efforts to obtain Final Approval of such Entitlements, and failing which, Seller shall not be in default of its obligations under this Contract, but Purchaser may as it sole remedy hereunder terminate this Contract as to such Takedown by written notice to Seller, delivered within ten (10) business days after the end of the time period as extended for obtaining such Final Approval, in which case each party shall thereupon be relieved of all further obligations and liabilities under this Contract, except as otherwise provided herein, and the then-current amount of the Deposit shall be returned to Purchaser.

6. Offsite Infrastructure. Section 5(b) of the Contract (and Section 4.5.1 of the form Lot Development Agreement) are hereby revised to reflect that the definition of the terms “Substantially Complete” and “Substantial Completion” shall include the requirement that Seller has executed all utility extension contracts and paid all necessary fees so that all dry utilities serving the Property can be installed within 120 days following Substantial Completion of the Improvements; provided Seller shall have no liability if such utilities are not timely installed, so long as it has executed said contracts and paid such fees.

7. Purchaser’s Conditions.

A. The fourteenth sentence of Section 5(b) of the Contract is hereby deleted in its entirety and replaced with the following:

As an addition to Purchaser’s Condition Precedent, Seller, the CAB (hereinafter defined) and/or Rangeview (as applicable) shall on or before the First Closing (i) have substantially completed the CDs for the Offsite Infrastructure Improvements and Joint Improvements; (ii) have obtained development permits for the Offsite Infrastructure Improvements; (iii) have let the contracts for installation of the Offsite Infrastructure Improvements (iv) have deposited funds into segregated accounts maintained by the CAB and Rangeview, as applicable, pursuant to one or more agreements equal to the reasonably contracted cost to Substantially Complete the Offsite Infrastructure Improvements and the budgeted costs to Substantially Complete the Joint Improvements (which costs shall include a reasonable contingency), which Seller, the CAB and/or Rangeview shall have the right to draw upon to pay for such Improvements as constructed, and (v) have delivered to Purchaser a resolution of the CAB Board of Directors and Rangeview Board of Directors (as applicable) appropriating the funds described in clause (iv) above, and each such resolution, as applicable, shall confirm that such appropriation is for the purpose of paying for such improvements.

b. Section 6(b) of the Contract is hereby amended to add the following Purchaser’s Conditions Precedent:

(vii)    To the extent such permits, if any, are required for the development of the Property, Seller shall have obtained any such required wetland permits and permits required under Section 404 of the Clean Water Act.

(viii)    As a Purchaser’s Condition Precedent to the Takedown 2 Closing only, the Alternative Service shall be completed in accordance with the requirements of all applicable Authorities, and the Alternative Service shall be fully operational.

(ix)    At each Closing, all necessary offsite easements shall have been properly granted and shall be free of monetary liens, and fee title to the real property on which the water and sewer plants, and parks and open space, are located shall have been conveyed to the applicable authority free of monetary liens, and in accordance with the terms of the Project Documents.

(x)    At each Closing, Seller shall have applied for a grading permit for the Lots acquired by Purchaser at such Closing and shall have taken all actions required to obtain the issuance of such grading permit from the applicable Authority so that the same may be issued at each Closing.

(xi)    At the Takedown 1 Closing, a Sky Ranch Community Authority Board Establishment Agreement, by and between Sky Ranch Metropolitan District No.1, and Sky Ranch Metropolitan District No. 5, substantially in the form of version {00578105.DOC v:3}, shall have been fully executed by the parties thereto, thereby creating the Sky Ranch Community Authority Board (the “CAB”).

(xii)    At the Takedown 1 Closing, the Property shall be located only within the boundaries of Sky Ranch Metropolitan District No. 1 and not within the boundaries of any other Sky Ranch metropolitan district.

8. Seller’s Conditions. Section 6(a)(i) of the Contract is hereby amended to read as follows: As of the date of the First Closing, Seller is under contract to sell at least an aggregate total of 200 residential lots within the Development to Purchaser and other homebuilders, and as of the date of the First Closing either (a) one other homebuilder has previously closed on its initial purchase of lots under its purchase and sale agreement, or (b) Purchaser and one other homebuilder simultaneously close their initial purchases of lots under their purchase and sale agreements, or (c) there are no material conditions to an initial closing that remain to be satisfied under another homebuilder’s purchase and sale agreement.

9. District Deficits. Section 16(c) of the PSA is hereby revised to add the following subsection (v) thereto:

(v)    For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Section 16: So long as representatives of Seller or its affiliates hold the majority of the director positions on the board of directors of any special improvement district or metropolitan district (including any community authority board) to which the Property is subject other than Rangeview Metropolitan District (collectively, the “Metro Districts”), and Purchaser is the holder of record title to any of the Lots, but in no event longer than 4 years after the date of the Substantial Completion of the first phase of Lots referenced in section 5(c)(ii), above: (1) Seller shall be obligated to fund all deficits of the Metro Districts; (2) Seller shall promptly upon receipt of any invoice from Purchaser for an amount paid by Purchaser for that portion of the mill levy that is assessed by the District for debt service, as reflected in the service plan, that exceeds fifty (50) mills (the “Mill Levy Cap”). Notwithstanding the foregoing, the Mill Levy Cap may be increased or decreased as to all taxable property in the District to reflect any legislation implementing changes in the ratio of actual valuation to assessed valuation for residential real property, pursuant to Article X, Section 3(1)(b) of the Colorado Constitution, so that, to the extent possible, the actual tax revenues generated by the District imposed mill levy, as adjusted, are neither diminished nor enhanced as a result of such changes (“Gallagher Adjustment”). For purposes of the foregoing, a change in the ratio of actual valuation shall be deemed to be a change in the method of calculating assessed valuation; (3) after the Effective Date, Seller shall not cause, agree to or acquiesce to any change, modification, alteration, termination or extension to any of the documents which govern the Metro Districts, if the same would have a material impact on Purchaser or its Lots without the prior written consent of Purchaser, which will not be unreasonably withheld; and (4) if at any time Purchaser is required to pay any amounts to the Metro Districts other than the mill levies as set forth above and the system development fees addressed in Section 16 of the Contract and except for assessments and/or charges for covenant control and common area and amenity maintenance, repair and operations, then Seller shall pay such amounts on behalf of Purchaser or reimburse Purchaser within thirty (30) days of demand for such amounts if then paid by Purchaser. This provision shall survive the Closing and be enforceable by Purchaser by all legal and equitable means, including without limitation specific performance.

10.           Districts.

a.           Section 9(d) of the Contract is hereby deleted in its entirety and replaced with the following: “(d) The inclusion of the Property into the Sky Ranch Metropolitan District No. 1 (the “District”).”

b.           The following provisions of the Contract are hereby deleted in their entirety: Section 10(b)(v) and Section 12(a). Section 10(b)(i) is hereby amended in its entirety to read as follows: The ability of applicable utility companies to provide utility services to the Property, including the quality, sizing and cost of such services provided that the development work for the Property is completed in accordance with this Contract.

11.           Marketing Sales Activities. From and after the First Closing, Purchaser may construct and maintain upon portions of the Development owned by Purchaser such facilities, activities, and things as, in Purchaser’s reasonable opinion, may be required, convenient, or incidental to the construction or sale of Lots and single family homes located thereon. Such permitted facilities, activities, and things shall include, without limitation, business offices, signs, flags (whether hung from flag poles or attached to a structure), model Lots, model homes, parking lots, sales offices, sales trailers, construction offices, construction trailers, holding or sponsoring special events, and exterior lighting features or displays, subject to compliance with all laws (collectively “Marketing Activities”). In addition, from and after the First Closing, Purchaser shall have the right to place signage on those portions of the Development owned by Seller that have been identified by Seller as appropriate locations for such signage, and subject to reasonable rules and regulations established by Seller for the homebuilders within the Development. If, following the Effective Date of this Amendment, the Seller establishes a signage program for the Development, the Parties will meet and agree in good faith upon the terms of such program, and the Parties will enter into an amendment to the Contract to reflect the terms of such program. This provision shall survive closing.

12.           Designation of Builder. Section 8(d)(ii)(7) of the Contract is hereby revised to reflect that notwithstanding anything to the contrary contained in the Contract, at each Closing, Seller shall deliver a signed “Designation of Builder” which designates Purchaser as a “Builder” in accordance with Section 2.2 of the Master Covenants, and such Designation of Builder shall be recorded in the real property records of Arapahoe County, Colorado.

13. Project Documents. The term “Project Documents” shall collectively refer to the following:

A.
the Lot Development Agreement;

B.
the Joint Improvement Memorandum;

C.
the Offsite Infrastructure Agreement;

D.
the Tap Purchase Agreement;

E.
the escrow agreement referenced in Section 6.1(h) of the Lot Development Agreement (the “LOC Escrow Agreement”);

F.
the Master Covenants;

G.
the Declaration of Covenants Imposing and Implementing the Sky Ranch Public Improvement Fee (the “PIF Covenant”);

H.
a development agreement for the financing and construction of the Community Park referenced in section 5(b) of the Agreement (the “Community Park Development Agreement”); and

I.
Service Agreements for Project Management Services between (1) Seller and that certain Community Authority Board created by virtue of the Sky Ranch Community Authority Board Establishment Agreement between Sky Ranch Metropolitan District No. 1 and Sky Ranch Metropolitan District No. 5; and (2) Seller and Rangeview Metropolitan District.

The Contract is hereby amended to provide that Purchaser approves the form of the Project Documents listed on Schedule 2, attached hereto. The Purchaser and Seller will not unreasonably withhold their consent to further amendments to the Project Documents that do not materially adversely affect such consenting Party.

14. Construction. Each of the Parties acknowledges that they, and their respective counsel, substantially participated in the negotiation, drafting and editing of this Amendment. Accordingly, the Parties agree that the provisions of this Amendment shall not be construed or interpreted for or against any Party hereto based on authorship.

15. Authority. Each Party represents and warrants that is has the power and authority to execute this Amendment and that there are no third party approvals required to execute this Amendment or to comply with the terms or provisions contained herein.

16. Headings. The section headings used herein shall have absolutely no legal significance and are used solely for convenience of reference.

17. Ratified and Confirmed. The Contract, except as modified by this Amendment, is hereby ratified and confirmed and shall remain in full force and effect in accordance with its original terms and provisions. In the case of any conflict between the terms of this Amendment and the provisions of the Contract, the provisions of this Amendment shall control

18. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and both of which together shall be deemed to constitute one and the same instrument. Each of the Parties shall be entitled to rely upon a counterpart of this Amendment executed by the other Party and sent via facsimile or e-mail transmission.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Effective Date.

SELLER:

PCY HOLDINGS, LLC, a Colorado limited liability company

By: PURE CYCLE CORPORATION, its Sole Member

By: /s/ Mark Harding
Name: Mark Harding
Title: President

PURCHASER:

RICHMOND AMERICAN HOMES OF COLORADO, INC., a Delaware corporation

By: /s/ Linda M. Purdy
Name: Linda M. Purdy
Title: Vice President

SCHEDULE 1

Identification of Richmond American Lots

First Closing = the Richmond Lots shown below as “Takedown 1a” and “Takedown 1b” lots

Second Closing = the Richmond Lots shown below as “Takedown 2a” and “Takedown 2b” lots

SCHEDULE 2

Project Documents

A. the Lot Development Agreement – version 44935622.21;

B. the Joint Improvement Memorandum version 50288616.11;

C. the Offsite Infrastructure Agreement version 45683874.18;

D. the Tap Purchase Agreement version 50801541.3;

E. the escrow agreement referenced in Section 6.1(h) of the Lot Development Agreement (the “LOC Escrow Agreement”) version 51485398.3;

F. the Master Covenants version 49897386.6;

G. the Declaration of Covenants Imposing and Implementing the Sky Ranch Public Improvement Fee (the “PIF Covenant”) version 43418032.7;

H. a development agreement for the financing and construction of the Community Park referenced in section 5(b) of the Agreement (the “Community Park Development Agreement”) version 50868788.9; and

I. Service Agreements for Project Management Services between (1) Seller and that certain Community Authority Board created by virtue of the Sky Ranch Community Authority Board Establishment Agreement between Sky Ranch Metropolitan District No. 1 and Sky Ranch Metropolitan District No. 5, version 51523234.6; and (2) Seller and Rangeview Metropolitan District, version 51633229.4.